                                                                        EXHIBIT 10.8
LICENSE AGREEMENT
University of Michigan Files 1175, 1356, 1442, 1442d1, 1442d3,
1543, 1543d1, 1720, 2044 and 2115

This Agreement is effective as of May 24, 2007 (the "Effective Date"), between Quick-Med Technologies, Inc. ("LICENSEE") having the address in Article 13 below, and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan ("MICHIGAN"). LICENSEE and MICHIGAN agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 “AFFILIATE” means any company, corporation, association or business entity that is controlled by, is in control of, or is under common control with a Party. The term “control” shall mean a greater than fifty percent (50%) ownership of issued and outstanding voting interests in a corporation, limited liability company, partnership or other legal entity, or greater than fifty percent (50%) ownership interest in a corporation, limited liability company, partnership or other legal entity, directly or indirectly.

1.2  “COMBINATION PRODUCT” means a combination or bundled product that is sold at a single price by LICENSEE, an AFFILIATE or a SUBLICENSEE and that includes: (a) a LICENSED PRODUCT or LICENSED PROCESS and (b) another product or process that is not covered by the PATENT RIGHTS.

1.3 “EXCLUDED MOLECULES” means molecules that have ******** as of the Effective Date, with the exception of ********, as identified in Schedule 2.

1.4  “FIELD OF USE” means uses of a product or ingredient other than those that would require, prior to the production or marketing of such product or ingredient, receipt of marketing approval from the U.S. Food and Drug Administration (or, with respect to activity outside the U.S., any substantially equivalent application from any applicable regulatory authority) pursuant to one of the following:

(a) New Drug Application,
(b) Biologics License Application,
(c) Abbreviated New Drug Application,
(d) Over-the-Counter (“OTC”) New Drug Application,
(e) New Drug Application under Section 505(b)(2) of the U.S. Food, Drug and Cosmetic Act, and/or
(f) OTC drug tentative final or final monograph,

any of which (a)-(f) is effective, promulgated, and/or amended after the Effective Date.

Further, notwithstanding the foregoing, the use of EXCLUDED MOLECULES is specifically excluded from the FIELD OF USE hereunder.

1.5 “FIRST COMMERCIAL SALE” means the first sale, rental, or lease of any LICENSED PRODUCT or first commercial use of a LICENSED PROCESS by LICENSEE, an AFFILIATE or a SUBLICENSEE, other than sale of a LICENSED PRODUCT or use of a LICENSED PROCESS for use in trials, such as field trials, being conducted to obtain governmental approvals to market LICENSED PRODUCTS or otherwise commercially use LICENSED PROCESSES.

1.6 “LICENSED PROCESS(ES)” means any process or method that, but for this Agreement, comprises an infringement (including contributory or inducement) of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS.

1.7 “LICENSED PRODUCT(S)” means any product that, but for this Agreement:

(a) comprises an infringement (including contributory or inducement) of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS; or

(b) is manufactured by using a LICENSED PROCESS.

1.8 “NET SALES” means the gross revenue actually received by LICENSEE or AFFILIATES from sale, rental or lease to a third party of LICENSED PRODUCTS and LICENSED PROCESSES covered by a VALID CLAIM of a PATENT RIGHT in the jurisdiction in which the sale, rental or lease occurs, less the following items (so long as such deductions are not obtained in view of other consideration received by LICENSEE:

(a) cash discounts actually granted to customers in such invoices for sales or lease of LICENSED PRODUCTS, but only in amounts customary in the trade;

(b) sales, tariff duties and/or use taxes separately stated in such bills or invoices with reference to particular sales and actually paid by LICENSEE or AFFILLIATES to a governmental unit;

(c) actual freight expenses between LICENSEE or AFFILIATES and customers, to the extent such expenses are not charged to or reimbursed by customers;

(d) amounts actually refunded or credited on returns; and

(e) price allowances and trade discounts actually granted to customers.

NET SALES shall exclude sales or transfers of LICENSED PRODUCTS and LICENSED PROCESSES between LICENSEE and an AFFILIATE, where the same are intended for resale to third parties.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Where LICENSEE or AFFILIATE receives any consideration other than cash for such transactions, fair market cash value for such consideration, to be agreed upon by the parties hereto, shall be included in NET SALES.

1.9 “PATENT RIGHTS” means:

(a) the United States and foreign patents and/or patent applications, and divisionals, continuations, including continuations-in-part (but only to the extent that claims in such continuations-in-part are entitled to the priority date of another patent or application among the PATENT RIGHTS), and foreign counterparts of the same listed in Appendix A-1 and A-2; and
(b) United States and foreign patents issued from the applications listed in Appendix A-1 and A-2, including any reissued or reexamined patents based upon the same.

1.10 “ROYALTY PERIOD(S)” means the six-month periods ending on the last days of June and December each year.

1.11 “SUBLICENSEE(S)” means any person or entity sublicensed, or granted an option for a sublicense, by LICENSEE under this Agreement, however, AFFILIATES and contract manufacturers are not SUBLICENSEES.

1.12 “SUBLICENSE INCOME” means the amount actually received by LICENSEE from any and all SUBLICENSEES arising from the sublicense of the right to make, use, or sell LICENSED PRODUCTS or LICENSED PROCESSES. SUBLICENSE INCOME shall include up-front or license fees, milestone payments, royalties on sales, annual maintenance fees and any other direct payments in respect of the grant to such SUBLICENSEE of a sublicense of the right to make or sell LICENSED PRODUCTS or LICENSED PROCESSES, but only to the extent such amounts are directly attributable to the PATENT RIGHTS extended hereunder.

1.13 “TERRITORY” means worldwide.

1.14 “VALID CLAIM” means:

(a) a claim within the PATENT RIGHTS that is in an issued patent and has not expired or been held invalid, revoked or unenforceable by a court or administrative agency of competent jurisdiction in a final and non-appealable judgment or in a judgment for which an appeal has not been filed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or otherwise; or

(b) a claim that is in a patent application within the PATENT RIGHTS that has not yet issued and that is or will be under active prosecution and has been pending for less than four years.

ARTICLE 2 - GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement and the sole non-exclusive license entered into prior to the Effective Date for the PATENT RIGHTS listed in APPENDIX A-2 (UM File #1442), MICHIGAN hereby grants to LICENSEE an exclusive license under PATENT RIGHTS with the right to grant sublicenses, both subject to the terms and conditions of this Agreement, in the FIELD OF USE and the TERRITORY to make, use, sell, offer for sale, import and otherwise exploit LICENSED PRODUCTS and LICENSED PROCESSES, and to have any of the foregoing done on its behalf. In the event MICHIGAN wishes to grant a license under the PATENT RIGHTS to any party for the EXCLUDED MOLECULES in the FIELD OF USE, MICHIGAN shall deliver a notice to LICENSEE stating MICHIGAN’s desire to grant a license, including a statement of the scope thereof. ********.

2.2 MICHIGAN reserves the right to practice the PATENT RIGHTS for research, public service, internal (including clinical) and/or educational purposes, and the right to grant the same limited rights to other non-profit research institutions

2.3 This Agreement shall extend until expiration of the last to expire of the licensed PATENT RIGHTS, unless sooner terminated as provided in another specific article of this Agreement.

2.4 To the extent that the following grant may be required by research funding agreements between MICHIGAN and the United States Government, MICHIGAN reserves the right to grant to the United States Government nonexclusive, nontransferable, irrevocable, paid-up licenses to practice or have practiced for or on behalf of the United States PATENT RIGHTS throughout the world.

2.5 LICENSEE is entitled to extend its licenses under this Article 2 to its AFFILIATES, consistent with all of the terms and conditions of this Agreement. If LICENSEE does extend its license and an AFFILIATE assumes obligations under the Agreement, LICENSEE guarantees performance by the AFFILIATE. If MICHIGAN has a claim arising under this Agreement against an AFFILIATE, MICHIGAN may seek a remedy directly against LICENSEE and may, but is not is not required to, seek a remedy against the AFFILIATE. Any termination of the Agreement under Article 11 as to LICENSEE also constitutes termination as to any AFFILIATES.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

License Agreement between
The University of Michigan and
Quick-Med Technologies

ARTICLE 3 - CONSIDERATION

3.1   LICENSEE shall pay royalties to MICHIGAN until the expiration date of the last to expire of PATENT RIGHTS or until this Agreement is terminated.  Royalties shall include:

(a) A License Issue Fee of ********Such License Issue Fee shall be nonrefundable and is due thirty days (30) from the complete execution of this Agreement;

(b) Royalties equal to ******** of NET SALES;

(c) ******** of SUBLICENSE INCOME;

(d) LICENSEE shall pay to MICHIGAN an Annual License Maintenance Fee ("Annual Fee"). This Annual Fee is accrued on June 30 of the years specified below, and is payable with the semi-annual report for the ROYALTY PERIOD in which the Annual Fee accrues. LICENSEE may credit each Annual Fee in full against all royalties otherwise due MICHIGAN for the prior July 1 through the June 30 on which the Annual Fee accrues. The annual license maintenance fees are:

(1) In 2008-2009: ********;

(2) In 2010: ********; and

(3) In 2011 and in each year thereafter during the term of this Agreement: ********..

Should this Agreement terminate or expire other than on a June 30, the Annual Fee for such portion of a year shall be determined by multiplying the amount set forth above for the given year by a fraction, the numerator of which shall be the number of days since the prior June 30 during which the Agreement is in effect and the denominator of which shall be three hundred and sixty-five.

3.2 LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges imposed by any taxing authority with respect to the royalties payable to MICHIGAN under this agreement. Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to MICHIGAN, then the sum payable to MICHIGAN shall be increased by the amount necessary to yield to MICHIGAN an amount equal to the sum it would have received had no withholdings or deductions been made. MICHIGAN shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, MICHIGAN’s exemption from any such tax or deduction.

3.2 LICENSEE is not obligated to pay multiple royalties if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one claim of PATENT RIGHTS or the same LICENSED PRODUCT is covered by claims in two or more countries.

3.3 If LICENSEE is obligated or reasonably deems it necessary to pay consideration to any third party that holds a patent(s) that would, in the reasonable judgment of LICENSEE be infringed by the manufacture, importation, use, offer for sale or sale of a LICENSED PRODUCT or a LICENSED PROCESS, LICENSEE may reduce the amount of royalties owed to MICHIGAN by an amount equal to fifty percent (50%) of the amount of royalties owed to such THIRD PARTY Licensor by LICENSEE. In no instance under this subsection may the royalty due to MICHIGAN be reduced below fifty percent (50%) of the amount that would have otherwise been owed by LICENSEE, however.

3.4 If a LICENSED PRODUCT or LICENSED PROCESS is sold in a COMBINATION PRODUCT, then NET SALES for purposes of determining royalty payments on the COMBINATION PRODUCT or LICENSED PROCESS will be determined pro rata on a COMBINATION PRODUCT-by-COMBINATION PRODUCT and country-by-country basis until the date of expiration of the last to expire PATENT RIGHT covering the manufacture, use or sale of such COMBINATION PRODUCT in such country, calculated using one of the following methods:

(a) By multiplying NET SALES of the COMBINATION PRODUCT by the fraction A/(A+B), where A is the invoice price, during the royalty-paying period in question, of the LICENSED PRODUCT sold separately, and B is the invoice price during the royalty period in question, of the other products in the COMBINATION PRODUCT when sold separately by LICENSEE, its AFFILIATE or SUBLICENSEE or, if not so sold, then the average invoice price when sold separately by third parties; or

(b) If no separate sales are made of the LICENSED PRODUCT or LICENSED PROCESS or any of the other products in such COMBINATION PRODUCT during the royalty-paying period in question, NET SALES for the purposes of determining royalty payments must be calculated by multiplying NET SALES of the COMBINATION PRODUCT by the fraction A/C, where A is as previously defined and C is the invoice price of the COMBINATION PRODUCT sold by LICENSEE, its AFFILIATE or SUBLICENSEE. If neither the royalty-bearing nor the non-royalty bearing product(s) included in the COMBINATION PRODUCT are sold separately, or the COMBINATION PRODUCT itself, or both, are not sold separately, NET SALES shall be calculated based on mutual written agreement as to a reasonable allocation between the LICENSED PRODUCT or LICENSED PROCESS and the other products in the COMBINATION PRODUCT, taking into account total manufacturing costs, proprietary protection and relative contribution of the products.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

3.5 Royalty payments shall be paid to the "Regents of the University of Michigan" in United States dollars in Ann Arbor, Michigan, sent as provided in Article 13. In computing royalties, LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the most recent exchange rate published in the Wall Street Journal on the last business day of the ROYALTY PERIOD during which such payments are received by LICENSEE, or at such other exchange rate as the parties may agree to in writing.

3.6 Royalty payments shall be made on a semi-annual basis with submission of the reports required by Article 4. All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of five percent (5%) above the prime rate in effect at the JP Morgan Chase & Co. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law) or $250, whichever is greater. The payment of such interest shall not foreclose MICHIGAN from exercising any other rights it may have resulting from any late payment. LICENSEE shall reimburse MICHIGAN for the costs, including reasonable attorney fees, for expenses paid in order to collect any amounts overdue more than 120 days.

ARTICLE 4 - REPORTS

4.1 Until the FIRST COMMERCIAL SALE, LICENSEE shall provide to MICHIGAN a written annual report on or before October 1 of each year. The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months, and plans for the coming year. LICENSEE also shall report to MICHIGAN the date of first sale or lease of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

4.2 After the FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual reports to MICHIGAN. By each October 1 and April 1, LICENSEE shall report to MICHIGAN for that ROYALTY PERIOD:

(a) number of LICENSED PRODUCTS sold, leased or distributed by LICENSEE or AFFILIATE.
(b) NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS sold by LICENSEE or AFFILIATE.
(c) accounting for all LICENSED PROCESSES used or sold by LICENSEE or AFFILIATE, including NET SALES, excluding the deductions therefor.
(d) deductions applicable as provided in the definition for NET SALES above.
(e) total SUBLICENSE INCOME and royalties due under Paragraph 3.1 above, including supporting figures.
(f) foreign currency conversion rate and calculations (if applicable) and total royalties due.
(g) names, addresses and U.S.P.T.O. Entity Status (as discussed in Paragraph 4.5) of all SUBLICENSEES having a sublicense or option therefor any time during the particular ROYALTY PERIOD.
(h) for each sublicense or amendment thereto completed in the particular ROYALTY PERIOD, the date of each agreement and amendment, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.
(i) any milestone (under Article 5) that has been achieved, and any milestone that was due during the ROYALTY PERIOD but not achieved, specifying each milestone and whether or not it was achieved.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture and country of sale of LICENSED PRODUCTS and LICENSED PROCESSES. LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to the best of LICENSEE's knowledge and information. Failure to provide reports as required under this Article 4 shall be considered a material breach of this Agreement.

If no payment is due, LICENSEE shall so report to MICHIGAN that no payment is due.

4.3 LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall require SUBLICENSEES to consistently employ, the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, when requested, as to the details concerning such nomenclature system, all additions thereto and changes therein.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.4 LICENSEE shall keep, and shall require AFFILIATES and SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall, and it shall require all AFFILIATES and SUBLICENSEES to: (a) open such records for inspection upon reasonable notice during business hours by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments due; and (b) retain such records for six (6) years from date of origination.

The terms of this Article shall survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than five percent (5%) of royalties due MICHIGAN, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment and interest to MICHIGAN within twenty-one (21) days of written notice thereof. LICENSEE shall also reimburse MICHIGAN for reasonable expenses required to collect the amount underpaid.

4.5 So that MICHIGAN may pay the proper U.S. Patent and Trademark Office fees relating to the PATENT RIGHTS, if LICENSEE, any company related to LICENSEE or SUBLICENSEE (including optionees) does not qualify as a “Small Entity” under U.S. patent laws, LICENSEE shall notify MICHIGAN immediately. The parties understand that the changes to LICENSEE’s, SUBLICENSEE’s, or optionees’ businesses that might affect entity status include: acquisitions, mergers, hiring of a total of more than 500 total employees, sublicense agreements, and sublicense options.

ARTICLE 5 - DILIGENCE

5.1  LICENSEE shall use commercially reasonable efforts to bring LICENSED PRODUCTS to market or one or more LICENSED PROCESSES to commercial use. LICENSEE has the responsibility to do all that is necessary to obtain and retain any governmental approvals to manufacture and/or sell LICENSED PRODUCTS and/or use LICENSED PROCESSES for all relevant activities of LICENSEE, AFFILIATES and SUBLICENSEES.

5.2 As part of the diligence required by Paragraph 5.1, LICENSEE agrees to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the “MILESTONES”) by the following dates:

1) Initiate communication with all Tier 1 (Largest - see Schedule 2) Cosmetic or Chemical Companies with Category 1 Products (defined at those which explicitly use ******** within their product or marketing literature during ********.

2) Initiate communication with all Tier 2 Companies (Significant size, but not the very largest - see Schedule 3) with Category 1 products during ********.

3) Complete product research on all Category 2 (defined as those products which are suspected by LICENSEE of using ******** by virtue of claimed activity or description of active ingredients) within ********.
4) Initiate communication with all Tier 1 Companies with Category 2 products (to be determined based on research completed in Milestone #3) within ********.

5) Within ******** of the effective date of this agreement, LICENSEE will obtain at least **** new revenue-generating business relationship from among the Companies currently or prospectively identified as Tier 1 or 2 Companies. Additional royalties to MICHIGAN from such additional business under Section 3.1 (b) or (c) herein shall be at least ******** per year. In the event that such business relationships do not generate at least ***** per year in additional royalties, the Annual Fee due MICHIGAN (as defined in Section 3.1 (d)) shall be increased by the difference between ****** and the royalty amount actually incurred.

5.3 LICENSEE must achieve the MILESTONES on or before the deadline dates indicated. LICENSEE shall notify MICHIGAN within ten (10) days after each deadline as to whether such MILESTONE was met. If LICENSEE fails to meet any MILESTONE under this Article continues for forty-five (45) days after the date of any MILESTONE deadline, LICENSEE will be deemed to be in material breach of this Agreement, and MICHIGAN may terminate the Agreement as provided in section 11.3.

ARTICLE 6 - SUBLICENSING

6.1 LICENSEE shall notify MICHIGAN in writing of every sublicense agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the SUBLICENSEE and its number of employees, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder. Upon request, LICENSEE shall provide MICHIGAN with a copy of sublicense agreements.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

6.2 Where LICENSEE receives any consideration other than cash from SUBLICENSEES, SUBLICENSE INCOME for said consideration shall be the fair market cash value for such consideration.

6.3 Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless LICENSEE has previously assigned its rights under the sublicense to MICHIGAN and MICHIGAN has agreed at its sole discretion in writing to such assignment.

6.4	LICENSEE shall require that all sublicenses:

(1) be consistent with the terms and conditions of this Agreement;

(2) contain the SUBLICENSEE'S acknowledgment of the disclaimer of warranty and limitation on MICHIGAN's liability, as provided by Article 9 below; and

(3) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs: 4.4 (duty to keep records); 4.5 (duty regarding Patent Office fees); 9.4 (duty to avoid improper representations or responsibilities); 10.1 (duty to defend, hold harmless, and indemnify MICHIGAN); 10.3 (duty to maintain insurance); 14.5 (duty to properly mark LICENSED PRODUCTS with patent notices); 14.7 (duty to restrict the use of MICHIGAN's name); 14.8 (duty to control exports).

ARTICLE 7 - PATENT APPLICATIONS AND MAINTENANCE

7.1 MICHIGAN has the right to control filing, prosecuting, and maintaining all of the patents and patent applications that form the basis for the PATENT RIGHTS, including interferences and disputes regarding inventorship (including litigation based solely or primarily upon inventorship issued), with reasonable input from LICENSEE. LICENSEE shall fully cooperate in such activities.

7.2 MICHIGAN shall notify LICENSEE of all information received by MICHIGAN relating to the filing, prosecution and maintenance of the patents and patent applications which form the basis of the PATENT RIGHTS, and shall provide LICENSEE reasonable time to review, comment, and advise upon such information. MICHIGAN agrees to act on recommendations of LICENSEE when it is reasonable to do so. LICENSEE agrees to hold such information confidential and to use the information provided by MICHIGAN only for the purpose of advancing MICHIGAN’s PATENT RIGHTS. MICHIGAN agrees that claims contained in a continuation-in-part application that are not entitled to the priority date of a patent among the PATENT RIGHTS will be segregated to the extent permitted by law into a separate patent at LICENSEE’S request and that LICENSEE shall have no financial obligation to MICHIGAN for such separate patent applications, although such rights shall not be included in PATENT RIGHTS.

7.3 LICENSEE shall reimburse MICHIGAN for fifty percent (50%) of all fees and costs incurred after the Effective Date of this Agreement relating to the activities described in this Article and shall reimburse MICHIGAN for  costs already incurred according to the following schedule: Forty thousand dollars ($40,000) within ten days of the Effective Date, thirteen thousand dollars ($13,000) no later than December 31, 2007, thirteen thousand dollars ($13,000) no later than December 31, 2008 and thirteen thousand dollars ($13,000) no later than December 31, 2009. MICHIGAN shall provide LICENSEE with copies of original invoices setting forth such costs in detail for all costs incurred after the Effective Date of this Agreement. Such reimbursement shall be made within thirty (30) days of receipt of MICHIGAN’s invoice and shall be subject to the interest and other requirements specified in Paragraph 3.6 above. LICENSEE may, at its option and sixty (60) days prior to any outstanding action, elect to relinquish its license under any patent or application among the PATENT RIGHTS, in which case LICENSEE’s reimubursement obligations under this Article with respect to that patent or patent application shall cease.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

ARTICLE 8 - ENFORCEMENT

8.1 Each party shall promptly advise the other in writing of any known acts of potential infringement of the PATENT RIGHTS by another party in the FIELD OF USE. LICENSEE has the first option to police the PATENT RIGHTS against infringement by other parties within the TERRITORY and the FIELD OF USE, but LICENSEE shall notify MICHIGAN in writing thirty (30) days before filing any suit. LICENSEE shall not file any suit without a diligent investigation of the merits of such suit by counsel, including with respect to PATENT RIGHTS. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of MICHIGAN. If LICENSEE has a reasonable basis for policing the patents, MICHIGAN shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE'S request or reasonably required by MICHIGAN and if LICENSEE notifies MICHIGAN in writing fourteen (14) days before filing any suit, unless MICHIGAN waives such notice requirement in writing. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph. LICENSEE shall defend, indemnify and hold harmless MICHIGAN with respect to any counterclaims asserted by an alleged infringer reasonably related to the enforcement of the PATENT RIGHTS under this Paragraph, including but not limited to antitrust counterclaims and claims for recovery of attorney fees.

If a declaratory judgment action alleging invalidity or unenforceability of any of the PATENT RIGHTS is brought against LICENSEE or MICHIGAN and the action is not brought in reaction to an assertion of or action for patent infringement brought by LICENSEE, then MICHIGAN, at its sole option, has the right to intervene and assume control over the defense of such action, and LICENSEE shall provide reasonable cooperation in the defense of such action. If a third party files such action as the result of acts of LICENSEE, then LICENSEE shall reimburse the reasonable costs and fees of MICHIGAN in defending such action.

8.2  If LICENSEE demonstrates to MICHIGAN that it has a reasonable basis to believe that a third party infringes the PATENT RIGHTS and undertakes to enforce and/or defend the PATENT RIGHTS by litigation anywhere in the world, LICENSEE may withhold up to fifty percent (50%) of the payments otherwise thereafter due in the jurisdiction in which said PATENT RIGHTS are being enforced during the course of such litigation to MICHIGAN under Article 3 under the following terms. LICENSEE may apply the amounts withheld to pay up to half of LICENSEE's out-of-pocket litigation expenses, including reasonable attorneys’ fees, but not including salaries of LICENSEE’s employees. If LICENSEE recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE’S unreimbursed expenses and legal fees for the litigation, next to reimburse MICHIGAN for any payments under Article 3 which are past due or were withheld pursuant to this Article 8, and then to reimburse MICHIGAN for any other reasonable unreimbursed expenses and legal fees for the litigation. The remaining balance shall be divided with 80% received by LICENSEE and 20% received by MICHIGAN. This provision shall control the division of revenues where a license is granted as part of a settlement of such litigation.

8.3 If LICENSEE fails to take action to abate any alleged infringement of patents which form the basis for the PATENT RIGHTS within one-hundred-and-eighty (180) days of a request by MICHIGAN to do so (or within a shorter period if required to preserve the legal rights of MICHIGAN under any applicable laws) then MICHIGAN has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE's expense. Such abatement may include compensating MICHIGAN for some part of any alleged damages, as negotiated by the Parties. MICHIGAN has full authority to settle on such terms as MICHIGAN determines, except that MICHIGAN shall not reach any settlement whereby it provides a license for future activities to a third party under the PATENT RIGHTS in the TERRITORY and the FIELD OF USE without the consent of LICENSEE. If MICHIGAN recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy MICHIGAN’S unreimbursed expenses and legal fees for the litigation, next to reimburse MICHIGAN for any payments overdue under this Agreement, and then to reimburse LICENSEE for any reasonable unreimbursed expenses and legal fees for the litigation (such payment not to exceed the recovery or settlement amounts MICHIGAN actually receives). The remaining balance shall be divided with 80% received by MICHIGAN and 20% by LICENSEE. This provision shall control the division of revenues where a license is granted as part of a settlement of such litigation.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

ARTICLE 9 - NO WARRANTIES; LIMITATION ON MICHIGAN'S LIABILITY

9.1 MICHIGAN, including its Regents, fellows, officers, employees and agents, makes no representations or warranties that PATENT RIGHTS are or will be held valid, or that the manufacture, importation, use, offer for sale, sale or other distribution of any LICENSED PRODUCTS or use of LICENSED PROCESSES will not infringe upon any patent or other rights.

9.2 MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.

9.3 LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES. In no event shall MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES, to LICENSEE, SUBLICENSEES or any other individual or entity regardless of legal or equitable theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

9.4 LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 9.

ARTICLE 10 - INDEMNITY; INSURANCE

10.1 LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless MICHIGAN, including its Regents, fellows, officers, employees, students, and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following: (1) Any manufacture, use, sale or other disposition by LICENSEE, SUBLICENSEES or transferees of LICENSED PRODUCTS or LICENSED PROCESSES and (2) The direct or indirect use by any person of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES

10.2 MICHIGAN is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above. LICENSEE shall not settle any such legal action with an admission of liability of MICHIGAN without MICHIGAN’s written approval.

10.3 Prior to any distribution or commercial use of any LICENSED PRODUCT or use of any LICENSED PROCESS by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE and MICHIGAN with respect the events covered by Paragraph 10.1. Prior to any distribution or use of any LICENSED PRODUCT or use of any LICENSED PROCESS by a SUBLICENSEE, LICENSEE shall require that the SUBLICENSEE purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, SUBLICENSEE, and MICHIGAN with respect to the events covered by Paragraph 10.1. Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold, licensed or otherwise distributed by LICENSEE -- or, in the case of a SUBLICENSEE's policy, by said SUBLICENSEE -- and must specify MICHIGAN, including its Regents, fellows, officers and employees, as an additional insured. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

10.4 In no event shall either party hereunder be liable to the other for any special, indirect, or consequential damages of any kind whatsoever resulting from any breach or default of this Agreement.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

ARTICLE 11 - TERM AND TERMINATION

11.1 If LICENSEE ceases to carry on its business, this Agreement shall terminate upon written notice by MICHIGAN attempted to be delivered to the address for notices provided in Article 13.

11.2 Failure by LICENSEE to (a) make any Annual License Maintenance Fee due to MICHIGAN, under Section 3.1 (d) or (b) submit any report under Article 4 shall be considered a material breach of this Agreement. If LICENSEE fails to cure such breach within thirty (30) days of receiving written notice of said breach by MICHIGAN, MICHIGAN may terminate the Agreement. LICENSEE shall be entitled to a thirty (30) business day extension of such period if it represents to MICHIGAN in writing the failure to provide any such report was due to a good faith error or circumstances beyond LICENSEE’s control. Such termination shall not foreclose MICHIGAN from collection of any amounts remaining unpaid or seeking other legal relief.

11.3 Other than as provided for in Sections 11.1 and 11.2 above, in the event of any dispute arising from or relating to this Agreement or the breach thereof, the parties hereto shall use diligent efforts to settle the dispute. MICHIGAN shall not terminate the Agreement for breach until a dispute resolution process, as follows, is complete and LICENSEE is adjudicated to be in material breach of the Agreement.

Dispute Resolution Process:

(a)
Negotiation: Senior individuals with responsibility for patent and licensing activities of the disputing Parties, with advice of counsel if necessary, shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. The parties shall diligently attempt to resolve such issue amicably with a sufficiently authorized member of each Party's management over a period of 60 days after request by either Party, which attempt shall include at least one in-person meeting of the parties involved in the discussions in Washtenaw County, Michigan.

(b)
Mediation:  If such dispute or controversy cannot be settled through the above activities, the Parties agree to attempt in good faith to settle the controversy with mediation which shall be completed 45 days after completion of the negotiation period provided for in Section 11.3(a). The Parties shall equally share the fees and the costs of a mutually agreeable mediator, with each Party also being responsible for its own expenses. The Parties shall agree upon the terms of such mediation, which shall include at least one in-person meeting in Washtenaw County, Michigan, involving senior individuals with responsibility for patent and licensing activities of the disputing Parties, such meeting taking place at least 21 days prior to the completion of the mediation.

(c)	If the parties do not reach such solution through formal mediation, then, upon written notice by one Party to the other Party, disputes shall be finally settled by binding arbitration.

(1)
The arbitration shall be administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration rules, and/or its Patent Arbitration rules, whichever is reasonably applicable, and Federal Arbitration Act, except where those rules conflict with this provision, in which case this provision controls. The written notice must contain a statement of the dispute in sufficiently clear detail for the arbitrators and the other party to understand it. Prior to commencement of arbitration, emergency relief is available from any court only to avoid irreparable harm.

(2)
The arbitration shall take place before a single arbitrator in Washtenaw County, Michigan USA, unless in-person meetings or hearing are not necessary or required. Unless the Parties agree otherwise, the Parties shall agree upon the arbitrator within twenty business days from the date of the written notice referenced in Section 11.3 (c) above from the AAA’s National Roster of Arbitrators or through selection procedures administered by the AAA. The arbitrator shall not be employed by or affiliated in any way with either Party (including, for example, as an independent consultant or as a customer or vendor to either party, or an employee of a customer or vendor). LICENSEE shall pay the fees and the costs of the arbitrator, with each Party also being responsible for its own expenses.

(3)
Within 15 business days after the selection of the arbitrator, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than six (6) months from selection of the arbitrator(s). In the absence of an agreement to the contrary or except as provided herein, procedures meeting such time limits will be designed by the AAA and adhered to by the parties.

(4)
The Federal Rules of Civil Procedure shall apply where the rules of the American Arbitration Association are silent, but the parties shall use their best efforts to come to agreement on limits on discovery. To the extent that depositions are permitted, unless the parties agree to further limits, each deposition of a person shall be limited to 6 hours of testimony, and depositions of parties shall be limited to 10 hours of testimony and each party shall be limited to 5 depositions. Unresolved discovery disputes shall be resolved by the arbitrator(s).

(5)
The decision of the arbitrator(s) must be in writing and must generally describe the basis on which the decision was made, but a detailed written opinion shall not be required of the arbitrator(s). Judgment on the award rendered by the arbitrator(s) may be entered in any court having competent jurisdiction thereof. Each party shall bear its own costs and expenses and an equal share of the arbitrator and administrative fees of the arbitration. THE ARBITRATOR(S) SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS.

(6)
This agreement to arbitrate is intended to be binding upon the signatories hereto, their principals, successors, assigns, subsidiaries, and affiliates. This agreement to arbitrate is also intended to include any disputes, controversy or claims against any party's employees, agents, representatives, or outside legal counsel arising out of or relating to matters covered by this Agreement or any agreement in which this Agreement is incorporated.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

11.4 LICENSEE has the right to terminate this Agreement at any time on ninety (90) days’ written notice to MICHIGAN if LICENSEE:

(a) pays all amounts due MICHIGAN through the effective date of the termination;

(b) submits a final report of the type described in Paragraph 4.2;

(c) returns any patent documentation (including that exchanged under Article 7) and any other confidential or trade-secret materials provided to LICENSEE by MICHIGAN in connection with this Agreement, or, with prior approval by MICHIGAN, destroys such materials, and certifies in writing that such materials have all been returned or destroyed; and

(d) suspends its manufacture, use and sale of the LICENSED PROCESS(ES) AND LICENSED PRODUCT(S) (subject to Paragraphs 11.5 and 11.7 below).

Upon written notice of intent to terminate, MICHIGAN may elect to immediately terminate this Agreement upon written notice. The effective date of such termination shall be the earlier of: (a) the date indicated by LICENSEE in its written notice of termination, and (b) the date on which MICHIGAN provides LICENSEE with written notice of immediate termination. During the period between notice and termination MICHIGAN shall not initiate any new litigation or prosecution under the PATENT RIGHTS or otherwise obligate LICENSEE by incurring expenses which need not necessarily be incurred before the date of termination. However, nothing in this Paragraph shall limit LICENSEE’s obligations under Article 7 with respect to: (a) patent applications filed as of the date of such notice and/or (b) fees due during the notice period that were foreseeable at the time of such notice, including but not limited to patent maintenance fees.

11.5 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows:

(1) obligations to pay (this needs to stay in) consideration accruing hereunder up to the day of such termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination;

(2) MICHIGAN's rights to inspect books and records as described in Article 4, and LICENSEE's obligations to keep such records for the required time;

(3) any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other party hereunder;

(4) the provisions of Articles 1, 9, 10, and 14.

11.6  After the license(s) granted herein terminate, if LICENSEE has filed patent applications or obtained patents to any modification or improvement to LICENSED PRODUCTS or LICENSED PROCESSES within the scope of the PATENT RIGHTS, LICENSEE agrees upon request to enter into good faith negotiations with MICHIGAN or MICHIGAN’s future licensee (s) for the purpose of granting licensing rights to said modifications or improvements in a timely fashion and under commercially reasonable terms.

11.7 After the license(s) granted herein terminate, LICENSEE shall have the right to sell or otherwise dispose of any inventory of LICENSED PRODUCTS, and shall pay MICHIGAN any royalties due thereon pursuant to the provisions of Article 3 herein.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

ARTICLE 12 - REGISTRATION AND RECORDATION

12.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN upon request.

12.2 LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

ARTICLE 13 - NOTICES

13.1 Any notice, request, report or payment required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier or certified mail, electronic mail followed by confirmation by regular U.S. mail, or registered mail (return receipt requested) to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, report or payment not so given is not effective until actually received by the other party.

To MICHIGAN:     To LICENSEE:

The University of Michigan    Quick-Med Technologies, Inc
Office of Technology Transfer  3427 SW 42nd Way
Wolverine Tower, Room 2071  Gainesville, Florida 32608
3003 S. State Street
Ann Arbor, MI 48109-1280

Attn: File No. 1175, 1356, 1442,   Attn: Michael Granito
1442d1, 1442d3, 1543, 1543d1,
1720, 2044 and 2115

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1  This Agreement shall be construed, governed, interpreted and applied according to United States and State of Michigan law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2 The parties hereby consent to the jurisdiction of the courts in the State of Michigan over any dispute concerning this Agreement or the relationship between the parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

14.3 MICHIGAN and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to time, but no modification will be effective unless both MICHIGAN and LICENSEE agree to it in writing.

14.4  If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

14.5 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

14.6 No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege.

14.7 LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding this provision, without prior written approval of MICHIGAN, LICENSEE and SUBLICENSEES may state publicly that LICENSED PRODUCTS and PROCESSES were developed by LICENSEE based upon an invention(s) developed at the University of Michigan and/or that the PATENT RIGHTS were licensed from the University of Michigan.

14.8 LICENSEE agrees to comply with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless MICHIGAN and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation.

14.9 The relationship between the parties is that of independent contractor and contractee. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.10 LICENSEE may, without MICHIGAN’s consent, assign its rights under this Agreement to a purchaser of all or substantially all of LICENSEE’s business relating to the subject matter of this Agreement, so long as such assignee provides a statement in writing to MICHIGAN that it agrees to accept all the terms and conditions of this Agreement in the place of LICENSEE. LICENSEE may not assign this Agreement otherwise without the prior written consent of MICHIGAN, such permission not to be unreasonably withheld or delayed. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to MICHIGAN.

14.11 MICHIGAN represents that it has, and will in the future, disclose to LICENSEE all licenses it has granted or may grant to third parties under PATENT RIGHTS and the scope of rights granted thereunder.

14.12 This Agreement supercedes all other previous agreements between MICHIGAN and LICENSEE concerning the PATENT RIGHTS.

******** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

License Agreement between
The University of Michigan and
Quick-Med Technologies

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR LICENSEE    FOR THE REGENTS OF THE
UNIVERSITY OF MICHIGAN

By /s/ David Lerner    By /s/ Kenneth J. Nisbet
(authorized representative)                     Kenneth J. Nisbet
                                                                               Executive Director, UM Technology Transfer
Typed Name:  David Lerner
Title:     President

Date June 1, 2007     Date May 23,2007

******* This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

2

License Agreement between
The University of Michigan and
Quick-Med Technologies

APPENDIX A-1

OTT File 1543 US 6,683,069 CA 2326507 JP2000-541991 MX 009651 KR 7011003 US 7,141,238	OTT File 2115 US 7,078,048 US 11/290,109 CA 2446356 MX 2003/009995
OTT File 1720 US 10/167,040 (2003/0021816) US 11/168,017 (2006/0009494) US 11/169,072 (2005/0277695) EP 1284721	OTT File 1175 US 5,837,224 JP 3705820 AU 701132 CA 2241981 MX 208066 NZ 330860 EP 97903847.8
OTT File 1967 US 11/208,947 (2005/0281764) AU 2001272028 MX 000089 JP 2002-504965 HK 03106899.6	OTT File 1356 US 6,630,516 AU 737376 EP 1 005 333 US 6,919,072 MX 997883 IL 131543 JP 537021/98 CA 2281944 CN 98803970.2 FR/DE/GB 1005333
OTT File 2044 US 09/740,242(2002/0119107) EP 01985574.1 AU 2002235215 CA 2432265 JP 2002-550947 MX 005421

License Agreement between
The University of Michigan and
Quick-Med Technologies

APPENDIX A-2

OTT File 1442
US 6,130,254
IL 133194MX 9911052
JP 3554339
CA 2292600
NZ 501634
NZ 513045
AU 2002301116
IN 1184/MAS/98
ZA 98/4791
TW 1234467
US 6,365,630
US 6,942,870
US 10/948,002 (2005/0058709)

License Agreement between
The University of Michigan and
Quick-Med Technologies